Exhibit 99.1

NEWS RELEASE

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion or $1.86 Per Share
Announces $1.0 Billion Share Repurchase Plan

Second-Quarter Highlights

●	Adjusted earnings of $1.4 billion or $2.23 per share
●	Successful separation from ConocoPhillips completed May 1, 2012
●	Operating cash flow of $1.4 billion
●	Improved Refining and Marketing margins
●	Refining capacity utilization of 93 percent
●	Midstream impacted by lower NGL prices
●	Strong Chemicals margins
●	Closed the sale of the Trainer Refinery

HOUSTON, Aug. 1, 2012 --- Phillips 66 (NYSE: PSX) announces second-quarter earnings of $1.2 billion and adjusted earnings of $1.4 billion. This compares with earnings and adjusted earnings of $1.0 billion in the second quarter of 2011. In addition, Phillips 66’s Board of Directors has approved the repurchase of up to $1.0 billion of the company’s outstanding common shares.

“We’re off to a solid start, running well in a positive margin environment,” said Greg Garland, chairman and chief executive officer. “The location of our domestic refining, midstream and chemicals facilities enabled us to access advantaged feedstocks, creating strong earnings and cash flow. The announcement of our share repurchase plan is evidence of our commitment to strong and growing shareholder distributions.”

Refining and Marketing (R&M)

R&M second-quarter earnings were $1,184 million, compared with $774 million a year ago. Refining contributed $882 million in the quarter, while Marketing, Specialties and Other generated $302 million. R&M adjusted earnings totaled $1,185 million, an increase of $437 million from the same period last year.

Refining adjusted earnings were $851 million in the second quarter, an improvement from $498 million during the second quarter of 2011. This was primarily the result of stronger refining margins, particularly in the U.S. Midcontinent and Europe.

During the quarter, the company’s worldwide crude capacity utilization rate was 93 percent. The Central Corridor and Atlantic Basin/Europe regions both performed particularly well, achieving 95 percent capacity utilization in a period of strong margins. Further, the company’s worldwide clean product yield was 84 percent, up from 83 percent in the same period a year ago. Refining pre-tax turnaround expenses for the quarter were $114 million, compared with $82 million during the second quarter of 2011.

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

Phillips 66 also enhanced refining returns through various strategic initiatives. The Coker and Refinery Expansion (CORE) project at the Wood River Refinery resulted in lower feedstock costs and higher clean product yields. Additionally, the sale of Trainer Refinery reduced the company’s exposure to higher-priced Brent-based crudes.

Marketing, Specialties and Other recorded adjusted earnings of $334 million during the second quarter, an increase of $84 million from the same quarter last year, primarily due to higher margins across major product lines. U.S. wholesale fuel margins improved due to a steep decline in spot-based product costs, which fell more rapidly than posted product prices. The lubricants business also generated improved results as product costs stabilized during the second quarter, compared with rapidly rising costs in the second quarter of last year.

Midstream

The Midstream segment posted a loss of $91 million for the second quarter, including a $170 million noncash impairment of Phillips 66’s investment in the Rockies Express Pipeline (REX). Adjusted earnings were $79 million; $32 million lower than the prior year. This was primarily due to a 38 percent decline in NGL prices and higher operating costs, partially offset by inventory gains, as well as lower depreciation expense at DCP Midstream (DCP).

Earnings related to our equity investment in DCP were $42 million for the second quarter; $48 million lower than a year ago. Significantly lower NGL prices were partially offset by lower depreciation. DCP’s throughput volumes increased in excess of 5 percent in the Rockies and Eagle Ford areas, as well as the Midcontinent region, but were largely offset due to volume declines in its Gulf Coast dry gas asset positions.

Adjusted earnings from Phillips 66’s other midstream operations were $37 million. This business includes interests in three fractionators, NGL trading and marketing, and its interest in REX.

Chemicals

Chemicals second-quarter earnings were $207 million. Adjusted earnings of $242 million exclude a $35 million expense related to early debt retirement by Chevron Phillips Chemical Company (CPChem). The $52 million increase in adjusted earnings from the prior year was primarily due to improved margins and lower utility costs.

In Olefins and Polyolefins, ethylene and polyethylene margins were higher due to lower domestic feedstock costs, particularly for ethane and propane. With its ability to run a lighter feedstock slate, CPChem was able to take advantage of these higher margins. Similarly, higher benzene margins contributed to improved earnings in Specialties, Aromatics and Styrenics.

Lower natural gas prices reduced utility costs at CPChem’s manufacturing facilities. Overall capacity utilization rates were approximately 90 percent, slightly higher than the same period in 2011. Externally marketed volumes for Olefins and Polyolefins totaled 3.5 billion pounds, a slight increase compared with last year, attributable primarily to sales of ethylene and domestic polyethylene, as well as sales from CPChem’s joint ventures in Qatar.

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

As previously announced, CPChem’s distributions to its owner companies have been suspended pending its repayment of approximately $1.0 billion of fixed-rate notes. During the quarter, CPChem repaid $600 million of the debt, and the remainder is expected to be repaid in the third quarter of this year.

Corporate and Other

Corporate and Other costs for the quarter were $119 million after-tax, including interest expense, repositioning costs, corporate staff compensation and benefits, and technology. Adjusted for $30 million of repositioning expenses, costs were $89 million for the second quarter, which included $45 million of net interest expense. The company expects Corporate and Other costs to be approximately $250 million for the second half of 2012, excluding any remaining repositioning costs.

Financial Position and Liquidity

During the second quarter, Phillips 66 completed its financing plan by funding a $2.0 billion three-year amortizing term loan. The company had $8.0 billion of debt upon completion of the repositioning at a current weighted-average pre-tax interest rate of approximately 3.5 percent. At quarter end, the company had a debt-to-capital ratio of 30 percent, aligned with its target range of 20 to 30 percent.

Phillips 66 generated $1.4 billion in cash from operations and received $234 million in proceeds from asset dispositions. The company also funded a $270 million capital program primarily directed toward R&M, and completed its cash distributions to ConocoPhillips related to the repositioning. Phillips 66 ended the second quarter with $3.1 billion of cash and cash equivalents.

Distributions from equity affiliates were $603 million during the second quarter, including WRB Refining and DCP’s net pre-tax distributions of $485 million and $61 million, respectively.

Strategic Initiatives

In addition to delivering strong financial results, Phillips 66 executed on plans to improve return on capital, deliver profitable growth and increase shareholder distributions. The company is making investments to improve margins and returns in R&M along with capacity expansions in Midstream and Chemicals.

In R&M, the company completed the sale of the Trainer Refinery, generating approximately $230 million in proceeds. The company elected to retain ownership of the Alliance Refinery, as Gulf Coast sweet crude feedstock costs are expected to improve over the long-term. Phillips 66 also is increasing access to domestically produced, advantaged crude oil via rail and barge by acquiring 2,000 rail cars to transport shale oil and other cost-advantaged feedstocks. As part of its ongoing efforts in technology, the company reached an agreement with Reliance Industries to license Phillips 66’s proprietary E-Gas™ Technology.

Development continues on DCP's Sand Hills Pipeline, which will allow for NGL movements from the Permian Basin and Eagle Ford fields to the Gulf Coast, with planned initial capacity of 200,000 barrels per day. The Sand Hills Pipeline will be phased into service, with the first phase anticipated in the third quarter of 2012. DCP’s Southern Hills Pipeline project also is proceeding on plan, with an expected in-service date of mid-2013 and target capacity of more than 150,000 barrels per day.

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

As previously announced, one of CPChem’s joint ventures, Saudi Polymers Company, has completed construction of its petrochemicals complex located in Jubail Industrial City, Saudi Arabia. Commissioning activities are underway, and commercial production is expected soon. The facility includes world-class operating units designed to produce ethylene, polyethylene and 1-hexene, among other chemicals. During the quarter, CPChem began construction on the world’s largest on-purpose 1-hexene plant at its Cedar Bayou Chemical Complex in Baytown, Texas. The plant is anticipated to start up during 2014. CPChem also is progressing plans for a 1.5 million metric ton per year ethane cracker and two 500,000 metric ton per year polyethylene units in the Gulf Coast. The final investment decision is expected in 2013, with completion anticipated for 2017.

Consistent with the company’s intent to grow shareholder distributions, Phillips 66’s Board of Directors has approved the repurchase of up to $1.0 billion of its outstanding common shares. The shares will be repurchased from time to time in the open market at the company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The company may commence, suspend or discontinue purchases of common stock at any time or periodically without prior notice. Phillips 66 anticipates funding the repurchases primarily with cash generated by its operations. Shares of stock repurchased will be held as treasury shares.

As previously announced, Phillips 66’s Board of Directors has declared a $0.20 per share dividend, which is payable in the third quarter.

“We have emerged from the repositioning with favorably priced financing in place and a strong balance sheet that enables us to execute our strategic initiatives. We intend to grow capacity in the most profitable areas of our portfolio, while focusing on enhancing returns. Our business is well-positioned to capture market opportunities,” said Garland. “With talented people, innovative technology and a commitment to operating excellence, we have an unparalleled foundation for success and value creation."

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$882	$498	$1,259	$936
Marketing, Specialties & Other	302	276	325	326
Total R&M	1,184	774	1,584	1,262
Midstream	(91)	111	(2)	172
Chemicals	207	190	424	375
Corporate and Other	(119)	(36)	(189)	(94)
Phillips 66	$1,181	$1,039	$1,817	$1,715

Adjusted Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$851	$498	$1,289	$936
Marketing, Specialties & Other	334	250	424	298
Total R&M	1,185	748	1,713	1,234
Midstream	79	111	168	172
Chemicals	242	190	459	375
Corporate and Other	(89)	(36)	(159)	(94)
Phillips 66	$1,417	$1,013	$2,181	$1,687

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

Phillips 66 R&M

Atlantic Basin/Europe Refining	Gulf Coast Refining
Bayway (New Jersey)	Alliance (Louisiana)
Humber (United Kingdom)	Lake Charles (Louisiana)
Whitegate (Ireland)	Sweeny (Texas)
Mineraloelraffinerie Oberrhein GmbH - MiRO (Germany)*

Central Corridor Refining	Western/Pacific Refining
Billings (Montana)	Ferndale (Washington)
Borger (Texas)*	Los Angeles (California)
Ponca City (Oklahoma)	San Francisco (California)
Wood River (Illinois)*	Melaka (Malaysia)*

Marketing, Specialties and Other
U.S. Wholesale Marketing
International Marketing
Lubricants
Specialty Products
Power

Transportation results are reflected within each of the domestic businesses it supports.

*Equity ownership

Phillips 66 Chairman and Chief Executive Officer Greg C. Garland and Executive Vice President and Chief Financial Officer Greg G. Maxwell will host a webcast at 11 a.m. EDT today to discuss the company’s second-quarter results and strategic progress. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to http://www.phillips66.com/EN/investor/financial_reports/Pages/index.aspx.

About Phillips 66
Headquartered in Houston, Phillips 66 is an advantaged downstream energy company with segment-leading Refining and Marketing (R&M), Midstream and Chemicals businesses. The company has approximately 14,000 employees worldwide. Phillips 66’s R&M operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day, 10,000 branded marketing outlets, and 15,000 miles of pipeline systems. In Midstream, the company primarily conducts operations through its 50 percent interest in DCP Midstream, LLC, one of the largest natural gas gatherers and processors in the United States, with 7.2 billion cubic feet per day of gross natural gas processing capacity. Phillips 66’s Chemicals business is conducted through its 50 percent interest in Chevron Phillips Chemical Company LLC, one of the world’s top producers of olefins and polyolefins with more than 30 billion pounds of net annual chemicals processing capacity across its product lines. For more information, visit www.phillips66.com.

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CONTACTS
Alissa Hicks (media)	281-293-2265
alissa.k.hicks@p66.com

Clayton Reasor (investors)	281-293-2297
c.c.reasor@p66.com

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, refining and marketing margins and margins for our chemicals business; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability for remedial actions, including removal and reclamation obligations, under environmental regulations; potential liability resulting from litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission, including our Form 10 Registration Statement. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Second-Quarter Earnings of $1.2 Billion (Adjusted Earnings of $1.4 Billion)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	2012		2011
	2Q	Jun YTD	2Q	Jun YTD
Consolidated
Earnings (loss)	$1,181	$1,817	$1,039	$1,715
Adjustments:
Net gain on asset sales	(106)	(106)	(26)	(28)
Impairments	170	212
Pending claims and settlements	38	57
Premium on early debt retirement	35	35
Repositioning costs	30	30
Repositioning tax adjustment	69	136
Adjusted earnings	$1,417	$2,181	$1,013	$1,687

Earnings per share of common stock (dollars)	$1.86	$2.86	$1.64	$2.70

Adjusted earnings per share of common stock (dollars)	$2.23	$3.43	$1.60	$2.66

R&M
Earnings (loss)	$1,184	$1,584	$774	$1,262
Adjustments:
Net gain on asset sales	(106)	(106)	(26)	(28)
Impairments		42
Pending claims and settlements	38	57
Repositioning tax adjustment	69	136
Adjusted earnings	$1,185	$1,713	$748	$1,234

Refining
Earnings (loss)	$882	$1,259	$498	$936
Adjustments:
Net gain on asset sales	(104)	(104)
Impairments		42
Pending claims and settlements		19
Repositioning tax adjustment	73	73
Adjusted earnings	$851	$1,289	$498	$936

Marketing, Specialties and Other
Earnings (loss)	$302	$325	$276	$326
Adjustments:
Net gain on asset sales	(2)	(2)	(26)	(28)
Pending claims and settlements	38	38
Repositioning tax adjustment	(4)	63
Adjusted earnings	$334	$424	$250	$298

Midstream
Earnings (loss)	$(91)	$(2)	$111	$172
Adjustments:
Impairments	170	170
Adjusted earnings	$79	$168	$111	$172

Chemicals
Earnings (loss)	$207	$424	$190	$375
Adjustments:
Premium on early debt retirement	35	35
Adjusted earnings	$242	$459	$190	$375

Corporate
Earnings (loss)	$(119)	$(189)	$(36)	$(94)
Adjustments:
Repositioning costs	30	30
Adjusted earnings	$(89)	$(159)	$(36)	$(94)